                                                                    Exhibit 23.1

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-11139) pertaining to the Boston Communications Group, Inc. 1996 Stock Option Plan, (Form S-8 No. 333-11191) pertaining to the Boston Communications Group, Inc. Non-Qualified Stock Options Pursuant to Written Option Agreements and (Form S-8 No. 333-11195) pertaining to the Boston Communications Group, Inc. 1996 Employee Stock Purchase Plan of our report dated February 11, 1997, with respect to the consolidated financial statements and schedule of Boston Communications Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                       Ernst & Young LLP


Boston, Massachusetts
March 27, 1997